                                                                     EXHIBIT 2








                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG

                           IWERKS ENTERTAINMENT, INC.

                            IWK-1 MERGER CORPORATION

                                      AND

                           SHOWSCAN ENTERTAINMENT INC.

                                 AUGUST 4, 1997

                                TABLE OF CONTENTS

                                                                                                   PAGE
                                                                                                   ----
AGREEMENT AND PLAN OF REORGANIZATION..................................................................1

R E C I T A L S.......................................................................................1

A G R E E M E N T.....................................................................................1

1.   DEFINITIONS......................................................................................1

2.   THE MERGER.......................................................................................6
     2.1       EXECUTION, FILING, EFFECTIVE TIME......................................................6
     2.2       CONSTITUENT AND SURVIVING CORPORATIONS.................................................6
     2.3       CERTIFICATE OF INCORPORATION AND BYLAWS................................................7
     2.4       BOARD OF DIRECTORS AND OFFICERS........................................................7
     2.5       CONVERSION OF THE COMPANY COMMON STOCK, COMPANY PREFERRED
               STOCK AND SUB CAPITAL STOCK............................................................7
     2.6       COMPANY PURCHASE RIGHTS AND CONVERTIBLE NOTES.........................................10
     2.7       CLOSING OF TRANSFER BOOKS.............................................................11
     2.8       RELATED AGREEMENTS....................................................................11
     2.9       DISSENTING STOCKHOLDERS...............................................................11
     2.10      DISSENTER PAYMENT.....................................................................12

3.   CLOSING DATE....................................................................................12

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................12
     4.1       ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS.......................................12
     4.2       AUTHORIZATION.........................................................................13
     4.3       NO CONSENTS...........................................................................13
     4.4       CAPITAL STOCK.........................................................................13
     4.5       SUBSIDIARIES.  .......................................................................14
     4.6       COMMISSION REPORTS AND FINANCIAL STATEMENT............................................15
     4.7       ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................15
     4.8       PENDING LITIGATION.  .................................................................16
     4.9       PARTICIPATIONS AND RESIDUALS..........................................................16
     4.10      TAX RETURNS...........................................................................16
     4.11      TAX ELECTION..........................................................................17
     4.12      PROPERTIES, ENCUMBRANCES..............................................................17
     4.13      PERSONAL PROPERTY.....................................................................17
     4.14      EMPLOYEE BENEFIT PLANS................................................................18
     4.15      CERTAIN AGREEMENTS....................................................................18
     4.16      COMPLIANCE WITH APPLICABLE LAW........................................................19
     4.17      ENVIRONMENTAL COMPLIANCE MATTERS......................................................19
     4.18      PATENTS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS...........................20


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


     4.19      NO BROKERS............................................................................20
     4.20      BOARD APPROVAL........................................................................20
     4.21      TAKEOVER PROVISIONS INAPPLICABLE......................................................20
     4.22      FAIRNESS OPINION......................................................................20
     4.23      NO DISSENTERS RIGHTS..................................................................20

5.   REPRESENTATIONS AND WARRANTIES OF PARENT........................................................20
     5.1       ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS.......................................21
     5.2       AUTHORIZATION.........................................................................21
     5.3       NO CONSENTS...........................................................................21
     5.4       CAPITALIZATION........................................................................22
     5.5       SUBSIDIARIES..........................................................................22
     5.6       AUTHORIZATION OF PARENT COMMON STOCK..................................................23
     5.7       COMMISSION REPORTS AND FINANCIAL STATEMENTS...........................................23
     5.8       ABSENCE OF CERTAIN CHANGES OR EVENTS..................................................23
     5.9       PENDING LITIGATION....................................................................24
     5.10      TAX RETURNS...........................................................................24
     5.11      TAX ELECTION..........................................................................25
     5.12      PROPERTIES, ENCUMBRANCES..............................................................25
     5.13      PERSONAL PROPERTY.....................................................................25
     5.14      EMPLOYEE BENEFIT PLANS................................................................25
     5.15      CERTAIN AGREEMENTS....................................................................26
     5.16      COMPLIANCE WITH APPLICABLE LAW........................................................26
     5.17      ENVIRONMENTAL COMPLIANCE MATTERS......................................................26
     5.18      PATENTS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS...........................27
     5.19      NO BROKERS............................................................................27
     5.20      BOARD APPROVAL........................................................................28
     5.21      TAKEOVER PROVISIONS INAPPLICABLE......................................................28
     5.22      FAIRNESS OPINION......................................................................28

6.   COVENANTS OF PARENT AND THE COMPANY.............................................................28
     6.1        CONDUCT OF BUSINESS BY THE COMPANY...................................................28
     6.2        CONDUCT OF BUSINESS BY PARENT........................................................30
     6.3        INSPECTION OF RECORDS................................................................31
     6.4        STOCKHOLDER APPROVAL.................................................................31
     6.5        REGISTRATION STATEMENT; PROXY STATEMENT..............................................31
     6.6        AGREEMENTS BY AFFILIATED STOCKHOLDERS OF THE COMPANY.................................33
     6.7        COMFORT LETTER.......................................................................33
     6.8        TAKEOVER STATUTES....................................................................33
     6.9        EXPENSES.............................................................................34
     6.10       REORGANIZATION.......................................................................34
     6.11       CONTINUITY OF INTEREST LETTERS.......................................................34
     6.12       FILINGS; OTHER ACTION................................................................34
     6.13       NOTIFICATION OF CERTAIN MATTERS......................................................34
     6.14       LEGAL ACTION.  ......................................................................34

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
     6.15       PUBLICITY.............................................................................35
     6.16       ALTERNATIVE PROPOSALS.................................................................35
     6.17       INDEMNIFICATION AND INSURANCE.........................................................36
     6.18       APPOINTMENT OF COMPANY NOMINATED DIRECTORS............................................37

7.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.......................................37
     7.1        STOCKHOLDER APPROVAL..................................................................37
     7.2        NO LEGAL ACTION.......................................................................37
     7.3        REGISTRATION STATEMENT EFFECTIVE......................................................37
     7.4        LISTING OF ADDITIONAL SHARES ON THE NASDAQ NATIONAL MARKET
                 .....................................................................................37
     7.5        PERMITS AND APPROVALS.................................................................38
     7.6        ACCOUNTING TREATMENT..................................................................38

8.   ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT...................................................38
     8.1        REPRESENTATIONS, COVENANTS, CERTIFICATE...............................................38
     8.2        NO ADVERSE CHANGE.....................................................................38
     8.3        CERTAIN LEGAL MATTERS.................................................................38
     8.4        TAX OPINION AND CERTIFICATES..........................................................38
     8.5        CERTIFICATE...........................................................................39
     8.6        RESIGNATION OF COMPANY OFFICERS AND DIRECTORS.........................................39

9.   ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY..........................................39
     9.1        REPRESENTATIONS, COVENANTS, CERTIFICATE...............................................39
     9.2        CERTAIN LEGAL MATTERS.................................................................39
     9.3        TAX OPINION AND CERTIFICATES..........................................................39
     9.4        CERTIFICATE...........................................................................40

10.  TERMINATION......................................................................................40
     10.1       TERMINATION...........................................................................40
     10.2       OPTION TO PURCHASE....................................................................41
     10.3       EFFECT OF TERMINATION.................................................................44

11.  MISCELLANEOUS PROVISIONS.........................................................................45
     11.1       NOTICES...............................................................................45
     11.2       TERMINATION OF REPRESENTATIONS AND WARRANTIES.........................................46
     11.3       SEVERABILITY..........................................................................46
     11.4       EXHIBITS AND SCHEDULES................................................................46
     11.5       GOVERNING LAW.........................................................................46
     11.6       WAIVER OF JURY TRIAL..................................................................46
     11.7       NO ADVERSE CONSTRUCTION...............................................................47
     11.8       COUNTERPARTS..........................................................................47
     11.9       COSTS AND ATTORNEYS' FEES.............................................................47
     11.10      SUCCESSORS AND ASSIGNS................................................................47
     11.11      AMENDMENT.............................................................................47


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
     11.12      WAIVER................................................................................47
     11.13      ENFORCEMENT OF AGREEMENT..............................................................47
     11.14      ENTIRE AGREEMENT......................................................................47
     11.15      BEST EFFORTS..........................................................................48
     11.16      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.....................48
     11.17      NO THIRD PARTY BENEFICIARIES.  .......................................................48

                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (the "Agreement") is made and entered into as of August 4, 1997, by and among SHOWSCAN ENTERTAINMENT INC., a Delaware corporation (the "Company"), IWK-1 MERGER CORPORATION, a Delaware corporation ("Sub"), and IWERKS ENTERTAINMENT, INC., a Delaware corporation ("Parent"), with respect to the following:


                                 R E C I T A L S


         A. The Boards of Directors of Parent, the Company and Sub each has determined that a business combination among Parent, the Company and Sub is in the best interest of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly the parties have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

         B. The Boards of Directors of Parent, the Company and Sub each has approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby (including the Company Stockholder Support Agreements and the Parent Stockholder Support Agreements, as such terms are defined in Section 2.8 hereof) and recommended approval and adoption of this Agreement and the Merger by their respective stockholders.

         C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and for financial accounting purposes shall be accounted for as a pooling of interests.

         D. Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, and intending to be bound hereby, the parties to this Agreement hereby agree as follows:

         1. DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

                  1.1 "AFFILIATE" means, when used with reference to a specified Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" (including as used in the terms "controlling," "controlled by," and "under common control with") of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement (i) each of the joint ventures known as Showscan Citywalk, Showscan Attractions, Framingham Venture, Osaka Venture and Maloney Venture is an Affiliate of the Company so long as such joint venture is not dissolved or otherwise terminated and so long as the Company or its Subsidiary or Affiliate, as applicable, has not sold or otherwise transferred its interest in such joint venture to a third party (other than an Affiliate of the Company), and (ii) neither Parent nor any of its Subsidiaries shall be considered an Affiliate of the Company or any of its Subsidiaries, or vice versa.

                  1.2 "AGREEMENT" shall mean this Agreement and Plan of Reorganization.

                  1.3 "AVERAGE PRICE" shall mean the average of the closing sale prices of the Parent Common Stock on the Nasdaq National Market (as reported by the Wall Street Journal, or if not so reported as reported by another authoritative source) over the 20 trading day period ending on (and including) the third trading day immediately preceding the date of the meeting of the stockholders of the Company contemplated in Section 6.4. For purposes of the preceding sentence, a "trading day" means a day on which trading generally takes place on the Nasdaq National Market and on which trading in shares of Parent Common Stock occurred.

                  1.4 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  1.5      "COMMISSION" means the Securities and Exchange
Commission.

                  1.6 "COMPANY" shall mean Showscan Entertainment Inc., a Delaware corporation.

                  1.7 "COMPANY COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of the Company.

                  1.8 "COMPANY PREFERRED STOCK" shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company.

                  1.9 "COMPANY PURCHASE RIGHTS" shall mean each outstanding warrant, option, purchase right, subscription or other right or agreement or commitment of any character relating to the issuance of shares of Company Common Stock, Company Preferred Stock, or any other shares of capital stock of the Company (including, without limitation warrants, options or rights that may be issued and outstanding under any stock option plan but excluding the Convertible Notes, the Company Preferred Stock, and the Series D Rights).

                  1.10 "COMPANY SECURITIES" shall mean the Company Common Stock, Company Preferred Stock and the Company Purchase Rights.

                  1.11 "CONVERTIBLE NOTES" shall mean the 8% Convertible Notes due September 1, 1999 of the Company.



                  1.12 "DELAWARE LAW" shall mean the General Corporation Law of the State of Delaware.

                  1.13 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

                  1.14 "GAAP" shall mean generally accepted accounting principles.

                  1.15 "KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge, if any, of the officers, directors, and employees of the Company set forth in Section 1.15 of the Company Disclosure Letter.

                  1.16 "KNOWLEDGE OF PARENT" shall mean the actual knowledge, if any, of the officers, directors, and employees of Parent set forth in Section 1.16 of the Parent Disclosure Letter.

                  1.17 "MATERIAL ADVERSE EFFECT" means when used in connection with the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, any condition, change or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its Subsidiaries or Parent and its Subsidiaries, in each case taken as a whole; provided, however, Parent and the Company acknowledge and agree that the adverse effect (if any) on the Company's film license renewals, customer orders, backlog, consolidated revenues and net income (and the related effect on the Company's financial condition), or the loss of employees, directly or indirectly, resulting from, or which is reasonably likely to result from, the public announcement by Parent and the Company of this Agreement and the Merger shall not constitute a Material Adverse Effect hereunder.

                  1.18 "MERGER" shall have the meaning provided in Recital A to this Agreement.

                  1.19 "NASD" shall mean the National Association of Securities Dealers, Inc.

                  1.20 "NASDAQ NATIONAL MARKET" shall mean the Nasdaq National Market.

                  1.21 "PARENT" shall mean Iwerks Entertainment, Inc., a Delaware corporation.

                  1.22 "PARENT COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of Parent.

                  1.23 "PARENT PURCHASE RIGHTS" shall mean each outstanding warrant, option, purchase right, subscription or other right or agreement or commitment of any character relating to the issuance of shares of Parent Common Stock or any other shares of capital stock of Parent

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

(including, without limitation, warrants, options or rights that may be issued and outstanding under any stock option plan).

                  1.24 "PERSON" includes an individual, general or limited partnership, limited liability company, limited liability partnership, trust, estate, corporation, joint venture, unincorporated association, government bureau or agency or other entity of whatsoever kind or nature.

                  1.25 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

                  1.26 "SERIES D RIGHTS" shall mean the issued and outstanding rights to purchase shares, or fractions thereof, of Series D Convertible Preferred Stock, par value $0.001, of the Company.

                  1.27 "SUB" shall mean IWK-1 Merger Corporation, a Delaware corporation.

                  1.28 "SUB COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of Sub.

                  1.29 "SUBSIDIARY" shall mean, with respect to Parent, those entities identified on Schedule 1.29(a) and with respect to the Company, those entities identified on Schedule 1.29(b).

                                                                 Section Where
     Defined Term                                                    Found
     ------------                                                    -----
     Alternative Proposal                                             6.16
     AICPA Statement                                                  6.7
     Beneficial Ownership                                           10.2(d)
     Certificate(s)                                                  2.5(d)
     Certificate of Merger                                            2.1
     Closing                                                           3
     Closing Date                                                      3
     Company Disclosure Letter                                         4
     Company Financial Statements                                     4.6
     Company Named Stockholders                                       2.8
     Company Nominated Directors                                      6.18
     Company Participations                                           4.9
     Company Permitted Liens                                          4.12

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
                                                                 Section Where
     Defined Term                                                    Found
     ------------                                                    -----
     Company Plans                                                    4.14
     Company Reports                                                  4.6
     Company Rights Agreement                                         4.21
     Company Stockholders Support Agreement                           2.8
     Confidentiality Agreement                                        6.3
     Constituent Corporations                                         2.2
     Dissenter                                                        2.9
     Effective Time                                                   2.1
     Environmental Laws                                               4.17
     ERISA                                                            4.14
     ERISA Affiliate                                                  4.14
     Exchange Agent                                                  2.5(c)
     Exchange Fund                                                   2.5(c)
     Initial Triggering Event                                       10.2(d)
     Indemnified Parties                                            6.17(b)
     Intellectual Property                                            4.18
     IRS                                                              4.10
     Leased Property                                                  4.12
     Liens                                                            4.12
     Maximum Amount                                                 6.17(c)
     Notice Date                                                    10.2(b)
     Option                                                         10.2(a)
     Optioned Shares                                                10.2(a)
     Parent Disclosure Letter                                          5
     Parent Financial Statements                                      5.7
     Parent Named Directors and Officers                              2.8
     Parent Permitted Liens                                           5.12
     Parent Plans                                                     5.14

                                                                 Section Where
     Defined Term                                                    Found
     ------------                                                    -----
     Parent Properties                                                5.12
     Parent Reports                                                   5.7
     Parent Rights Agreement                                          5.21
     Parent Stockholders Support Agreement                            2.8
     Per Share Consideration                                       2.5(a)(i)
     Per Share Price                                                10.2(a)
     Pooling Letters                                                  7.6
     Proxy Statement                                                 6.5(a)
     Purchase Event                                                 10.2(d)
     Registration Statement                                          6.5(a)
     Remedies Exception                                               4.2
     Restrictions                                                     4.12
     Rule 145 Affiliates                                              6.6
     Securities Laws                                                  4.6
     Sub Capital Stock                                             2.5(a)(v)
     Surviving Corporation                                            2.2
     Tax Matters Certificate                                          8.4
     Tax Returns                                                      4.10
     Taxes                                                            4.10
     Treasury Shares                                               2.5(a)(iv)


         2.       THE MERGER.

                  2.1 EXECUTION, FILING, EFFECTIVE TIME. On the date of the Closing of the Merger referred to in Section 3, and subject to the terms and conditions hereinafter set forth, the Company, Parent and Sub agree to cause the Merger to be consummated by executing, delivering and filing with the office of the Delaware Secretary of State a Certificate of Merger (the "Certificate of Merger") in a form approved by the Company and Parent, which approval shall not be unreasonably withheld or delayed, and such other documents as may be required by the provisions of the Delaware Law and as are necessary to cause the Merger to become effective. The Merger shall become effective when such Certificate of Merger and such other necessary documents are so filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective is herein referred to as the "Effective Time."

                  2.2 CONSTITUENT AND SURVIVING CORPORATIONS. The Company and Sub shall be the constituent corporations in the Merger (collectively, the "Constituent Corporations"). At the Effective Time, Sub shall be merged into the Company in accordance with the Delaware Law and the Company shall be the surviving corporation in the Merger (in such capacity, the Company is sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the identity and separate existence of Sub shall cease. Upon the effectiveness of the Merger, the Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or private nature, and be subject to all restrictions, disabilities and duties, of each of the Constituent Corporations, and all the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Corporations, and all assets and properties of every description, real, personal and mixed, and every interest therein, wherever located, and all debts and other obligations belonging or due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property rights, privileges, immunities, powers, franchises and authority, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate or interest therein vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the debts and other obligations of each of the Constituent Corporations, and any claims existing or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

                  2.3 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                  2.4 BOARD OF DIRECTORS AND OFFICERS. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall become the directors, and the officers of the Company immediately prior to the Effective Time shall become the officers, of the Surviving Corporation, each such director and officer to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law. The Company shall use reasonable efforts to cause each director of the Company and of its Subsidiaries which are corporations to tender his or her resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

                  2.5 CONVERSION OF THE COMPANY COMMON STOCK, COMPANY PREFERRED STOCK AND SUB CAPITAL STOCK.

                           (a)      Conversion of the Company Common Stock, the
Company Preferred Stock and Sub Capital Stock. At the Effective Time, each share of Company Common Stock, Company Preferred Stock and Sub capital stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares of the Company Common Stock and Company Preferred Stock then owned by the Company or any of its Subsidiaries and any shares of the Company Common Stock and Company Preferred Stock then held by Parent or any of its Subsidiaries) shall, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder thereof, be canceled and converted into the right to receive the following:

                                    (i)      each share of Company Common Stock
outstanding immediately prior to the Effective Time shall entitle the holder thereof to 0.85 validly issued, fully paid and non-assessable shares of Parent Common Stock (the "Per Share Consideration");

                                    (ii)     each share of Company Preferred
Stock outstanding immediately prior to the Effective Time shall entitle the holder thereof to that number of validly issued, fully paid and non-assessable shares of Parent Common Stock as is equal to the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible immediately prior to the Effective Time multiplied by 0.85;

                                    (iii)    no fractional shares of Parent
Common Stock will be issued, but in lieu thereof, any holder of shares of Company Common Stock or Company Preferred Stock entitled to receive a fractional share of Parent Common Stock shall be paid cash (rounded to the nearest whole cent) equal to the product of multiplying such fraction by the Average Price;

                                    (iv)     If more than one certificate
representing shares of Company Common Stock and/or Company Preferred Stock shall be surrendered at one time for the account of the same stockholder of record, the number of full shares of Parent Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares of the Company Common Stock and/or Company Preferred Stock, as the case may be, represented by the certificates so surrendered. All shares of Company Common Stock and Company Preferred Stock held by the Company at the Effective Time as treasury shares or held by any of the Company's Subsidiaries or by Parent or any of its Subsidiaries (collectively, "Treasury Shares") shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be canceled and no shares of capital stock of Parent or Sub shall be issued in exchange therefor.

                                    (v)      each outstanding share of capital
stock of Sub (the "Sub Capital Stock") shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation. At the Effective Time, Parent, as the sole holder of the Sub Capital Stock, shall surrender any and all certificates representing such Sub Capital Stock to the Surviving Corporation and shall be entitled to receive in exchange therefor a certificate representing the number of shares of Common Stock of the Surviving Corporation into which the Sub Capital Stock theretofore represented by the certificates so surrendered shall have been converted as provided in this
Section 2.5(a)(v). From and after the Effective Time, until so surrendered, each certificate theretofore representing shares of issued and outstanding Sub Capital

Stock shall be deemed for all corporate purposes to evidence the number of shares of Common Stock of the Surviving Corporation into which such shares of Sub Capital Stock shall have been converted.

                           (b)      Adjustment to the Per Share Consideration.
The Per Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock, shares of Company Common Stock or shares of Company Preferred Stock), reorganization, recapitalization or other like change in the number of shares of Parent Common Stock, shares of Company Common Stock or shares of Company Preferred Stock occurring after the date hereof and prior to the Effective Time; provided, however, that no such changes to the capital stock of Parent, the Surviving Corporation or the Company shall be effected except as permitted by this Agreement.

                           (c)      Payment for Company Common Stock and Company
Preferred Stock. Parent shall authorize one or more persons reasonably acceptable to the Company to act as exchange agents (the "Exchange Agent") hereunder. As of the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Company Common Stock and Company Preferred Stock, certificates representing the number of whole shares of Parent Common Stock and cash in lieu of fractional shares (such cash and certificates, together with any dividends or distributions thereon, being hereinafter referred to as the "Exchange Fund") into which the shares of the Company Common Stock and Company Preferred Stock outstanding at the Effective Time are converted in accordance with Section 2.5.(a) hereof. The Exchange Fund shall include sufficient cash as is reasonably determined by Parent to be necessary to account for additional fractional shares as the result of shares which are held in depositary, nominee or book entry form.

                           (d)      Delivery of New Certificates. Promptly after
the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing shares of Company Common Stock and/or Company Preferred Stock (a "Certificate" and collectively the "Certificates") (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 2.5(d), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash included within the Exchange Fund, payable to holders of Certificates. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which a certificate for shares of the Company Common Stock and/or Company Preferred Stock so surrendered is then registered, such surrender shall be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate theretofore representing shares of issued and outstanding Company Common Stock and/or Company Preferred Stock shall be deemed for all corporate purposes, except as provided in Section 2.5(a) with respect to fractional shares and Treasury Shares, and except as set forth below, to evidence the number of whole shares of Parent Common Stock into which such shares of Company Common Stock and/or Company Preferred Stock shall have been converted. Unless and until any such Certificates shall be so surrendered, the holder of such Certificate shall not have any right to receive any cash amounts included in the Exchange Fund. Upon surrender of a Certificate representing the Company Common Stock and/or Company Preferred Stock, the holder of record thereof shall receive a certificate representing the whole shares of Parent Common Stock, cash in lieu of fractional shares to which he shall be entitled, and all dividends and other distributions which shall have been paid or made to holders of record of Parent Common Stock after the Effective Time with respect to such shares of Parent Common Stock, without interest thereon. All such cash amounts unclaimed at the end of one year from the Effective Time shall be released or repaid by the Exchange Agent to Parent, after which the holders of the shares not receiving such payment shall look, subject to applicable escheat or other laws, only to Parent as general creditors for payment thereof.

                           (e)      No Liability. None of Parent, the Company,
the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock and/or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                           (f)      Lost, Stolen or Destroyed Certificates. In
the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in Section 2.5(d), deliverable in respect thereof pursuant to this Agreement.

                  2.6      COMPANY PURCHASE RIGHTS AND CONVERTIBLE NOTES.

                           (a)      Each of the Company Purchase Rights, whether
vested or unvested, shall, subject to the terms of any applicable stock option, warrant agreement or other applicable agreement evidencing the same, remain outstanding following the Effective Time. At the Effective Time, such Company Purchase Rights shall, by virtue of the Merger and without any further action on the part of the Company, Parent, Sub or the holder of any Company Purchase Right, be assumed by Parent in such manner that Parent (x) is a corporation "assuming a stock option in a transaction to which Section 424 applied" within the meaning of Section 424(a) of the Code or (y) to the extent Section 424 of the Code does not apply to any such Company Purchase Rights, would be such a corporation were Section 424 applicable to such option. In connection with the assumption of the

Company Purchase Rights, Parent shall effect such assumption in such manner as not to affect the "incentive stock option" status of those options which are "incentive stock options" within the meaning of Section 422 of the Code at the Effective Time. From and after the date hereof, no additional Company Purchase Rights shall be granted by the Company and no "vesting" or exercise schedule of Company Purchase Rights shall be modified or accelerated (other than pursuant to the express terms of such Company Purchase Right or pursuant to other contractual obligations to modify such "vesting" or exercise schedule as disclosed on the Company Disclosure Letter) and no exercise price of any Company Purchase Right shall be modified without the prior written consent of Parent.

                           (b)      Parent agrees that each Convertible Note
outstanding prior to the Effective Time shall entitle the holder thereof to receive, during the period such Convertible Note shall be convertible, upon conversion of such Convertible Note, in lieu of each share of Company Common Stock deliverable on such conversion immediately prior to the Merger, such number of shares of Parent Common Stock which are receivable upon the effectiveness of the Merger by a holder of one share of Company Common Stock.

                  2.7 CLOSING OF TRANSFER BOOKS. At and after the Effective Time, transfers of the shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of the Company.

                  2.8 RELATED AGREEMENTS. Each of the stockholders identified on Schedule 2.8(a) of the Company Disclosure Letter (the "Company Named Stockholders") have executed and delivered to Parent separate agreements (collectively the "Company Stockholder Support Agreements") pursuant to which they agree to vote the shares of Company Common Stock and/or Company Preferred Stock, as applicable, held by them in favor of this Agreement and the Merger at the Stockholders Meeting called for that purpose and have granted an irrevocable proxy to Parent to do the same in their place and stead. Each of the Directors and Officers of Parent identified on Schedule 2.8(b) (the "Parent Named Directors and Officers") have executed and delivered to the Company separate agreements (collectively the "Parent Stockholder Support Agreements") pursuant to which they agree to vote the shares of Parent Common Stock held by them in favor of the issuance of the Parent Common Stock pursuant to the terms of this Agreement at the Stockholders Meeting called for that purpose and have granted an irrevocable proxy to the Company to do the same in their place and stead. The Company Stockholder Support Agreements and the Parent Stockholder Support Agreements collectively are referred to herein as the "Stockholder Support Agreements" and are attached hereto on Schedule 2.8(c).

                  2.9 DISSENTING STOCKHOLDERS. All issued and outstanding shares of Company Preferred Stock held by holders of record as of the date fixed for determination of stockholders entitled to notice of and to vote at the meeting of the stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and shall have delivered (and then have been entitled to deliver) to the Company a written demand for appraisal of their shares of Company Preferred Stock within the time and in the manner provided in Section 262 of the Delaware Law (individually, a "Dissenter," and collectively, the "Dissenters") shall not be converted into Parent Common Stock, but shall be entitled to receive such consideration as shall be provided in Section 262 in accordance with the terms and subject to the conditions set forth in said Section 262, except that each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a Dissenter who shall thereafter withdraw his demand for appraisal of his shares of Company Preferred Stock with the Surviving Corporation's consent or lose his right to such payment as provided in Section 262 shall be deemed converted, as of the Effective Time, into fully paid and nonassessable shares of Parent Common Stock, in which event such stockholder shall no longer be a Dissenter. The Company shall deliver to Parent (i) on the first business day following the meeting of stockholders of the Company (or the twenty first (21st) day following notice of written consent), a list of all holders of Company Preferred Stock who have filed written demands for payment of their shares of Company Preferred Stock by the date of such meeting in accordance with said Section 262, and (ii) from time to time, as Parent shall reasonably request, other relevant information with respect to such objections and demands. The Company shall afford to Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and shall not, prior to the Effective Time, except with the prior written consent of Parent, voluntarily make any payment with respect to, settle or offer or agree to settle, any such demands for payment.

                  2.10 DISSENTER PAYMENT. Each Dissenter who becomes entitled, pursuant to the provisions of Section 262 of the Delaware Law, to payment for the shares of Company Preferred Stock held by such Dissenter shall receive the payment therefor provided under Section 262 from the Surviving Corporation, but only up to the amount of such payment as shall have been agreed upon or finally determined pursuant to Section 262, and such shares shall thereupon be canceled.

         3. CLOSING DATE. The Closing of the Merger (the "Closing") shall, unless another date or place is agreed to in writing by the parties, take place at the offices of Troop Meisinger Steuber & Pasich, 10940 Wilshire Boulevard, Los Angeles, California 90024 (except for the filing of the Certificate of Merger, which shall take place in the office of the Secretary of State of the State of Delaware) on the second business day following the satisfaction or waiver of all conditions precedent to the Merger (or such other date as the parties hereto may mutually agree), including those set forth in Sections 7, 8 and 9 of this Agreement. The date of the Closing is referred to in this Agreement as the "Closing Date."

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter delivered to Parent at or prior to the execution of this Agreement by the Company, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Letter"), or in the Company Reports, the Company represents and warrants to and agrees with Parent and Sub as follows:

                  4.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have individually or in the aggregate, a Material Adverse Effect. The Company has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have individually or in the aggregate, a Material Adverse Effect. Copies of the Certificate of Incorporation (as certified by the Delaware Secretary of State) and Bylaws of the Company have been delivered to Parent and are accurate and complete as of the date hereof.

                  4.2 AUTHORIZATION. The Company has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, other than the stockholder approval required pursuant to
Section 6.4 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally from time to time in effect and except that equitable remedies may not in all cases be available (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the "Remedies Exception"). The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries, (ii) conflict with or violate any statute, law, rule, regulation, judgment, decree, order, writ, governmental permit or license applicable to the Company or any of its Subsidiaries or by which any asset of the Company or any or its Subsidiaries is bound or affected,
(iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults which (x) would not prevent or delay the consummation of the transactions contemplated hereby in any material respect, and (y) would not have, individually or in the aggregate, a Material Adverse Effect.

                  4.3 NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by the Company for or in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, the absence of which, individually or in the aggregate, would have a Material Adverse Effect, other than the filing of the Certificate of Merger with the Delaware Secretary of State, the approval of the Merger by the stockholders of the Company, compliance with the Securities Laws and compliance with any applicable state securities or "Blue Sky" laws.

                  4.4 CAPITAL STOCK. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.001 per share, 150,000 shares of Class A Preferred Stock, $0.001 par value per share, 24,000 shares of Class B Preferred Stock, $.001 par value per share, 100,000 shares of Class C Preferred Stock, $.001 par value per share and 10,000 shares of Class D Preferred Stock, $0.001 par value per share. As of the date hereof, (i) there are 5,642,058 shares of Company Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws, (ii) no shares of Company Common Stock are held by Subsidiaries of the Company, and (iii) 4,904,287 shares of Company Common Stock are reserved for future issuance under outstanding Company Purchase Rights, the Convertible Notes and the Company Preferred Stock. As of the date hereof, there are 49,000 shares of Series C Preferred Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws. As of the date hereof, there are no shares of Class A Preferred Stock, Class B Preferred Stock or Class D Preferred Stock outstanding. As of the date hereof, there are (i) no options, warrants, calls, subscriptions, convertible securities or other rights, (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, (iii) there are no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company stockholders on any matter, (iv) there are no obligations, contingent or otherwise, guaranteeing the value of any of the shares of the Common Stock of the Company or any of its Subsidiaries either now or at any time in the future, and (v) there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any capital stock or other equity interests of the Company or any of its Subsidiaries.

                  4.5 SUBSIDIARIES. The Company Disclosure Letter sets forth a true and correct list of each Subsidiary of the Company as of the date hereof. All of the outstanding capital stock of each such Subsidiary is owned entirely by the Company or by a Subsidiary of the Company, as the case may be, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements, understandings or undertakings governing the rights and duties of the Company or any Subsidiary of the Company as a stockholder of any Subsidiary, including, without limitation, any agreement, arrangement or understanding under which the Company is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any Subsidiary of the Company has any equity investment in any corporation, joint venture, partnership or other business enterprise.

                  4.6 COMMISSION REPORTS AND FINANCIAL STATEMENTS. From and after April 1, 1994 the Company has filed with the Commission all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), except failures to file which, individually or in the aggregate, do not have a Material Adverse Effect. As of their respective dates, or, in the case of registration statements, as of their respective effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded or corrected by a subsequent Company Report filed by the Company before the date hereof. No Subsidiary of the Company is required to file any report, form or other document with the Commission. The audited consolidated financial statements and unaudited interim consolidated financial statements included or incorporated by reference in the Company Reports (collectively, the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company or other Person, as applicable, as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein. Except as set forth or reflected in the Company Financial Statements at March 31, 1997, or as set forth in the interim unaudited balance sheets, or in the notes thereto, included in the Company Reports since that date, neither the Company nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of the Company, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since March 31, 1997 either (i) in the ordinary course of business; or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect; or (iii) as contemplated or permitted by this Agreement.

                  4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1997, the Company and its Subsidiaries each has conducted its business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which, individually or in the aggregate, has or reasonably could result in a Material Adverse Effect, (b) any material change in accounting methods, principles and practices by the Company and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of the Company), (c) any damage, destruction or loss, whether covered by insurance or not, having, individually or in the aggregate, a Material Adverse Effect, (d) except as contemplated by this Agreement, any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company which is not in the ordinary course of business consistent with past practice, (e) any declaration, payment or setting aside for payment of any dividends, or (f) any grant to any officer or director of any increase in compensation (other than periodic salary increases not in excess of 10% made in the ordinary course of business consistent with past practice or increases resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of the Company.

                  4.8 PENDING LITIGATION. There are no actions, suits or proceedings of any nature pending, or, to the Knowledge of the Company, threatened, against or by the Company or any of its properties, assets or business, nor is the Company or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably like to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to the Knowledge of the Company, no such violation exists, in each case, other than a violation which would not have, individually or in the aggregate, a Material Adverse Effect.

                  4.9 PARTICIPATIONS AND RESIDUALS. All agreements providing for the payment of any participation or the payment of residuals now or hereafter payable by the Company or any of its Subsidiaries to any and all Persons (the "Company Participations") as of the date hereof relating to Devil's Mine Ride, Cosmic Pinball, Space Race, Dracula's Haunted Castle and Storm Rider are identified on the Company Disclosure Letter and have been delivered by the Company to Parent.

                  4.10     TAX RETURNS. The Company and each of its Subsidiaries
(i) has accurately prepared and duly and timely filed all federal and state and all other material income, property, sales and use and other applicable tax reports and returns ("Tax Returns") required to be filed (subject to any extensions applicable to any such filing) except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect, and all such Tax Returns are true and complete except for such inaccuracies which would not have a Material Adverse Effect, (ii) has paid all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter, or other notice received by it (except to the extent being contested in good faith), and (iii) has properly accrued on its books and records all Taxes for such periods subsequent to the periods covered by the Tax Returns, except for any Taxes which would not have, individually or in the aggregate, a Material Adverse Effect. The Tax Returns of the Company and each of its Subsidiaries have not been examined by the appropriate taxing authority. Neither the Company nor any of its Subsidiaries has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and to the Knowledge of the Company, no claim for assessment or collection of Taxes has been asserted against it. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due. True, correct and complete copies of all Tax Returns filed by the Company and each of its Subsidiaries and all communications relating thereto have been delivered to Parent or made available to the representatives of Parent. All Taxes which the Company is required to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purposes, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term "Taxes" shall mean and include all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

                  4.11 TAX ELECTION. Neither the Company nor any of its Subsidiaries has filed (and will not file prior to the Effective Time) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to any disposition of the subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  4.12 PROPERTIES, ENCUMBRANCES. The Company has a valid leasehold interest in the property located at 3939 Landmark Street, Culver City, California 90232-2315 (the "Leased Property") free and clear of all liens, mortgages or deeds of trust, claims against title, security interests or other encumbrances on title ("Liens") or any rights of way, written agreements, laws, ordinances or regulations affecting the use or occupancy of such properties, or any reservations of an interest in title ("Restrictions") except (i) Liens and Restrictions reflected in the Company Financial Statements, (ii) Liens and Restrictions for taxes not yet due and payable or being contested in good faith,
(iii) Liens and Restrictions attaching by operation of law, incurred in the ordinary course of business consistent with past practices and securing payments not past due, (iv) the rights of landlords or sublessors under the applicable lease, (v) Liens and Restrictions disclosed in the Company Disclosure Schedule and (vi) Liens and Restrictions which do not have, individually or in the aggregate, a Material Adverse Effect (collectively, the "Company Permitted Liens"). Neither the Company nor any of its Subsidiaries own any real property or lease or otherwise use any real property other than the Leased Property in the conduct of its business. All rental payments due under the lease pursuant to which the Company uses the Leased Property have been paid and neither the Company nor any of its Subsidiaries is in default, and to the Knowledge of the Company, the landlord under the lease is not in default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any party under any such lease other than any such non-payment or default which could not have, individually or in the aggregate, a Material Adverse Effect.

                  4.13 PERSONAL PROPERTY. The Company and its Subsidiaries own good and marketable title to or a valid right to use all items of personal property owned or used by them which are material to their business, free and clear of all Liens or Restrictions other than the Company Permitted Liens.

                  4.14 EMPLOYEE BENEFIT PLANS. The Company Disclosure Letter sets forth a list of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of the Company or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Company Plans"). All Company Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except for any such failure to comply which would not have, individually or in the aggregate, a Material Adverse Effect. No Company Plan is covered by Title IV of ERISA or
Section 412 of the Code. Neither the Company, any of its Subsidiaries, nor any affiliate of the Company as determined under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Company Plan, which failure would have, individually or in the aggregate, a Material Adverse Effect. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. True and complete copies of each written Company Plan have been made available to Parent or its representatives. Except as required by Section 4980B of the Code, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate, medical or other benefit coverage, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate except to the extent required by applicable law. Neither the Company nor any Subsidiary is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein.

                  4.15 CERTAIN AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement (including, without limitation, any employment, management, severance or consulting contract) with any current or former officer (whose employment terminated in the last year), director, or holder of more than 10% of the outstanding shares of the Company Common Stock or with any entity in which any of the foregoing is a more than 10% equity owner, officer, director, employee or consultant, (ii) any agreement involving an amount in excess of $100,000 the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement or plan, including any

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

stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement or (iv) unconsummated or pending agreement involving the acquisition of any equity interest in any business.

                  4.16 COMPLIANCE WITH APPLICABLE LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining the Company or any of its Subsidiaries with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

                  4.17 ENVIRONMENTAL COMPLIANCE MATTERS. The businesses of the Company and its Subsidiaries as conducted in the past were not and as currently being conducted are not in violation of any applicable law, ordinance, rule, prohibition or regulation relating to pollution, or the production, storage, labeling or disposition of wastes or hazardous or toxic substances, or the health, safety or environmental conditions on, beneath or about any of the properties owned, used or leased by the Company or any of its Subsidiaries or relating to the business of the Company or any of its Subsidiaries (such laws, ordinances, rules, prohibitions and regulations being herein referred to as "Environmental Laws"), except for any such violation which would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have timely filed all material reports, obtained all material approvals and permits and generated and maintained all material data, documentation and records required under any applicable Environmental Laws, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company, its Subsidiaries nor, to the Knowledge of the Company or its Subsidiaries, any other Person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, including without limitation any materials which are "Hazardous Wastes", "Hazardous Substances", "Hazardous Materials", "Pollutants", "Toxic Substances", "Solid Wastes" or "Contaminants" (as such terms are defined in any applicable Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act), on, beneath or about, or transported any such materials to or from, any of the properties owned, used or leased by the Company or its Subsidiaries in each case other than in material compliance with applicable Environmental Laws and in the ordinary course of the Company's or its Subsidiaries' business or where the failure to comply would not have individually or in the aggregate a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for costs with respect to a release, a threatened release or clean up of materials located in any property owned by the Company or its Subsidiaries or produced by, or resulting from, any business, commercial or industrial activities, operations or processes of the Company or its Subsidiaries, including without limitation, materials which are Hazardous Wastes, Hazardous Substances, Hazardous Materials, Pollutants, Toxic Substances, Solid Wastes or Contaminants.

                  4.18 PATENTS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS. The Company owns or is validly licensed or otherwise has the right to use, free and clear of all Liens and Restrictions other than Company Permitted Liens, any and all patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes (collectively, "Intellectual Property"), used in or necessary for the conduct of its business as now conducted or as proposed to be conducted except where any such failure would not have, individually or in the aggregate, a Material Adverse Effect. The operations and products of the Company do not infringe any Intellectual Property rights of any other Person, except for any infringement which would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any communication in the past three years alleging or stating that the Company or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe any Intellectual Property right of any other Person.

                  4.19 NO BROKERS. Other than with respect to the services of Allen & Co., the Company's financial advisor, (the arrangements with which have been disclosed to Parent), neither the Company, nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company, the Surviving Corporation or Parent to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and the Company is not aware of any claim for any such payment.

                  4.20 BOARD APPROVAL. As of the date hereof, the Board of Directors of the Company has duly approved this Agreement, has determined that the Merger is in the best interests of the Company and its stockholders and has resolved to recommend the adoption of this Agreement and the Merger by its stockholders.

                  4.21 TAKEOVER PROVISIONS INAPPLICABLE. As of the date hereof and at all times on or prior to the Effective Date, the Rights Agreement dated as of November 11, 1994 by and between the Company and Continental Stock Transfer & Trust Company, as amended (the "Company Rights Agreement") is, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement and the Company Stockholder Support Agreements and a "Distribution Date" as defined in the Company Rights Agreement has not occurred.

                  4.22 FAIRNESS OPINION. The Board of Directors of the Company has received an opinion of Allen & Co., its financial advisor, to the effect that the consideration to be paid to the holders of Company Common Stock and Company Preferred Stock pursuant to the Merger is fair to the stockholders of the Company from a financial point of view.

                  4.23 NO DISSENTERS RIGHTS. Assuming the Parent Common Stock is listed for quotation of the Nasdaq National Market, pursuant to Section 262(b)(1)(i) of the Delaware Law, there are no dissenters rights available to the holders of Company Common Stock.

         5. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth in the disclosure letter delivered to the Company at or prior to the execution of this Agreement by Parent, which shall refer to the relevant Sections of this Agreement (the "Parent Disclosure Letter"), or in the Parent Reports, Parent and Sub jointly and severally represent, warrant, covenant and agree with the Company as follows:

                  5.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have, individually or in the aggregate, a Material Adverse Effect. Sub has not conducted any business prior to the date hereof and has no material assets and liabilities other than those incident to its formation. Parent has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Copies of the Certificate of Incorporation (as certified by the Delaware Secretary of State) and Bylaws of each of Parent and Sub have been delivered to the Company and are accurate and complete as of the date hereof.

                  5.2 AUTHORIZATION. Each of Parent and Sub has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and all the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's and Sub's Boards of Directors and, other than the stockholder approval required pursuant to Section 6.4 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable against each in accordance with its terms, subject to the Remedies Exception. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby, will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or any of its Subsidiaries, (ii) conflict with or violate any statute, law, rule, regulation, judgment, decree, order, writ, governmental permit or license applicable to Parent or any of its Subsidiaries or by which any asset of Parent or any or its Subsidiaries is bound or affected, (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound; except, in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults which (x) would not prevent or delay the consummation of the transactions contemplated hereby in any material respect, and (y) would not have, individually or in the aggregate, a Material Adverse Effect.

                  5.3 NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by Parent or Sub for or in connection with the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby, the absence of which would have, individually or in the aggregate, a Material Adverse Effect, other than the filing of the Certificate of Merger with the Delaware Secretary of State, the approval of the issuance of Parent Common Stock pursuant to the terms of this Agreement by the stockholders of Parent, compliance with the Securities Laws and compliance with any applicable state securities or "Blue Sky" laws.

                  5.4 CAPITALIZATION. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, $0.001 par value per share. As of the date hereof, (i) there are 12,160,102 shares of Parent Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws, (ii) there are no shares of Parent Preferred Stock issued and outstanding, (iii) no shares of Parent Common Stock are held by Subsidiaries of Parent and (iv) 2,278,979 shares of Parent Common Stock are reserved for future issuance under outstanding Parent Purchase Rights. As of the date hereof, there are (i) no options, warrants, calls, subscriptions, convertible securities or other rights (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating Parent now or at any time in the future to issue or sell any of its capital stock or other equity interests of Parent or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, (iii) there are no outstanding bonds, debentures, notes or other obligations of Parent the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent stockholders on any matter, (iii) there are no obligations, contingent or otherwise, guaranteeing the value of any of the shares of the Common Stock of Parent or any of its Subsidiaries either now or at any time in the future, and (iv) there are no voting trusts, proxies or other agreements or understandings to which Parent is a party or is bound with respect to the voting of any capital stock or other equity interests of Parent or any of its Subsidiaries.

                  5.5 SUBSIDIARIES. Parent Disclosure Letter sets forth a true and correct list of each Subsidiary of Parent as of the date hereof. All of the outstanding capital stock of each such Subsidiary is owned entirely by Parent or by a Subsidiary of Parent, as the case may be, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements, understandings or undertakings governing the rights and duties of Parent or any Subsidiary of Parent as a stockholder of any Subsidiary, including, without limitation, any agreement, arrangement or understanding under which Parent is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect. Other than its Subsidiaries, neither Parent nor any Subsidiary of Parent has any equity investment in any corporation, joint venture, partnership or other business enterprise.

                  5.6 AUTHORIZATION OF PARENT COMMON STOCK. The issuance of shares of Parent Common Stock at the Closing will have been duly authorized by all necessary corporate action prior to the Effective Time and, when issued as contemplated by this Agreement, all such shares of Parent Common Stock will be validly issued, fully paid and non-assessable.

                  5.7 COMMISSION REPORTS AND FINANCIAL STATEMENTS. From and after April 1, 1994 Parent has filed with the Commission all forms, reports, registration statements, proxy statements and other documents (collectively, the "Parent Reports") required to be filed by Parent under the Securities Laws, except failures to file which, individually or in the aggregate, do not have a Material Adverse Effect. Parent has heretofore furnished the Company with true and complete copies of all Parent Reports filed as of the date hereof. As of their respective dates, or, in the case of registration statements, as of their respective effective dates, all of the Parent Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded or corrected by a subsequent Parent Report filed by Parent before the date hereof. No Subsidiary of Parent is required to file any report, form or other document with the Commission. The audited consolidated financial statements and unaudited interim consolidated financial statements included or incorporated by reference in Parent Reports (collectively, the "Parent Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent or other Person, as applicable, as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein. Except as set forth or reflected in Parent Financial Statements at June 30, 1996, or as set forth in the interim unaudited balance sheets, or in the notes thereto, included in Parent Reports since that date, neither Parent nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of Parent, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since June 30, 1996 either (i) in the ordinary course of business; or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect; or
(iii) as contemplated or permitted by this Agreement.

                  5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, Parent and its Subsidiaries each has conducted its business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which, individually or in the aggregate, has or reasonably could result in a Material Adverse Effect, (b) any material change in accounting methods, principles and practices by Parent and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of Parent), (c) any damage, destruction or loss, whether covered by insurance or not, having, individually or in the aggregate, a Material Adverse Effect, (d) except as contemplated by this Agreement, any entry by Parent or any of its Subsidiaries into any commitment or transaction material to Parent which is not in the ordinary course of business consistent with past practice (e) any declaration, payment or setting aside for payment of any dividends or (f) any grant to any officer or director of any increase in compensation (other than periodic salary increases not in excess of 10% made in the ordinary course of business consistent with past practice or increases resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of Parent.

                  5.9 PENDING LITIGATION. There are no actions, suits or proceedings of any nature pending, or, to the Knowledge of Parent, threatened, against or by Parent or any of its properties, assets or business, nor is Parent or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Parent has not received notice of violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to the Knowledge of Parent, no such violation exists, in each case, other than a violation which would not have, individually or in the aggregate, a Material Adverse Effect.

                  5.10 TAX RETURNS. Parent and each of its Subsidiaries (i) has accurately prepared and duly and timely filed all Tax Returns required to be filed (subject to any extensions applicable to any such filing) except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect, and all such Tax Returns are true and complete, except for such inaccuracies which would not have a Material Adverse Effect, (ii) has paid all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter, or other notice received by it (except to the extent being contested in good faith), and (iii) has properly accrued on its books and records all Taxes for such periods subsequent to the periods covered by the Tax Returns, except for any Taxes which would not have, individually or in the aggregate, a Material Adverse Effect. The Tax Returns of Parent and each of its Subsidiaries have not been examined by the appropriate taxing authority. Neither Parent nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Parent nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and to the Knowledge of Parent, no claim for assessment or collection of Taxes has been asserted against it. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries except liens for Taxes not yet due. True, correct and complete copies of all Tax Returns filed by Parent and each of its Subsidiaries and all communications relating thereto have been delivered to the Company or made available to the representatives of the Company. All Taxes which Parent is required to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purposes, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect.

                  5.11 TAX ELECTION. Neither Parent nor any of its Subsidiaries has filed (and will not file prior to the Effective Time) any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to any disposition of the subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  5.12 PROPERTIES, ENCUMBRANCES. Parent and its Subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, each of the real properties reflected on the Parent Financial Statements or which have been acquired after the date thereof or used by them as of the date hereof (collectively, the "Parent Properties"), in each case, free and clear of all Liens and Restrictions except (a) Liens and Restrictions reflected in the Parent Financial Statements, (b) Liens and Restrictions for taxes not yet due and payable or being contested in good faith, (c) Liens and Restrictions attaching by operation of law, incurred in the ordinary course of business consistent with past practices and securing payments not past due, (iv) the rights of landlords or sublessors under the applicable lease, (v) Liens and Restrictions disclosed in the Parent Disclosure Schedule and (vi) Liens and Restrictions which do not have, individually or in the aggregate, a Material Adverse Effect (collectively, the "Parent Permitted Liens"). All rental payments due under any lease pursuant to which Parent uses any Parent Property has been paid and neither Parent nor any of its Subsidiaries is in default, and to the Knowledge of Parent, the landlord under the lease is not in default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any party under any such leases other than any such non-payment or default which could not have, individually or in the aggregate, a Material Adverse Effect.

                  5.13 PERSONAL PROPERTY. Parent and its Subsidiaries own good and marketable title to or a valid right to use all items of personal property owned or used by them which are material to their business, free and clear of all Liens or Restrictions other than the Parent Permitted Liens.

                  5.14 EMPLOYEE BENEFIT PLANS. The Parent Disclosure Letter sets forth a list of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of Parent or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Parent Plans"). All Parent Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except for any such failure to comply which would not have, individually or in the aggregate, a Material Adverse Effect. No Parent Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither Parent, any of its Subsidiaries, nor any ERISA Affiliate of Parent has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Parent Plan, which failure would have, individually or in the aggregate, a Material Adverse Effect. No amounts payable under the Parent Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. True and complete copies of each Parent Plan have been made available to the Company or its representatives. Except as required by Section 4980B of the Code, neither Parent, any of its Subsidiaries nor any ERISA Affiliate has promised any former employee or other individual not employed by Parent, any of its Subsidiaries or any ERISA Affiliate, medical or other benefit coverage, and neither Parent, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by Parent, any of its Subsidiaries or any ERISA Affiliate except to the extent required by applicable law. Neither Parent nor any Subsidiary is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of Parent or to any other Person as a result of the consummation of the transactions contemplated herein.

                  5.15 CERTAIN AGREEMENTS. Neither Parent nor any of its Subsidiaries is a party to any oral or written (i) agreement (including, without limitation, any employment, management, severance or consulting contract) with any current or former officer (whose employment terminated in the last year), director, or holder of more than 10% of the outstanding shares of the Parent Common Stock or with any entity in which any of the foregoing is a more than 10% equity owner, officer, director, employee or consultant, (ii) any agreement involving an amount in excess of $100,000 the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement or
(iv) unconsummated or pending agreement involving the acquisition of any equity interest in any business.

                  5.16 COMPLIANCE WITH APPLICABLE LAW. The businesses of Parent and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other Person, enjoining Parent or any of its Subsidiaries with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

                  5.17 ENVIRONMENTAL COMPLIANCE MATTERS. The businesses of Parent and its Subsidiaries as conducted in the past were not and as currently being conducted are not in violation of any Environmental Laws, except for any such violation which would not have, individually or in the aggregate, a Material Adverse Effect. Parent and its Subsidiaries have timely filed all material reports, obtained all material approvals and permits and generated and maintained all material data, documentation and records required under any applicable Environmental Laws, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Neither Parent, its Subsidiaries nor, to the Knowledge of Parent or its Subsidiaries, any other Person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, including without limitation any materials which are "Hazardous Wastes", "Hazardous Substances", "Hazardous Materials", "Pollutants", "Toxic Substances", "Solid Wastes" or "Contaminants" (as such terms are defined in any applicable Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act), on, beneath or about, or transported any such materials to or from, any of the properties owned, used or leased by Parent or its Subsidiaries in each case other than in material compliance with applicable Environmental Laws and in the ordinary course of Parent's or its Subsidiaries' business or where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor its Subsidiaries has received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for costs with respect to a release, a threatened release or clean up of materials located in any property owned by Parent or its Subsidiaries or produced by, or resulting from, any business, commercial or industrial activities, operations or processes of Parent or its Subsidiaries, including without limitation, materials which are Hazardous Wastes, Hazardous Substances, Hazardous Materials, Pollutants, Toxic Substances, Solid Wastes or Contaminants.

                  5.18 PATENTS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS. Parent owns or is validly licensed or otherwise has the right to use, free and clear of all Liens and Restrictions other than Parent Permitted Liens, any and all Intellectual Property used in or necessary for the conduct of its business as now conducted or as proposed to be conducted, except where any such failure would not have, individually or in the aggregate, a Material Adverse Effect. The operations and products of Parent do not infringe any Intellectual Property rights of any other Person, except for any infringement which would not have, individually or in the aggregate, a Material Adverse Effect. Parent has not received any communication in the past three years alleging or stating that Parent or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe any Intellectual Property right of any other Person.

                  5.19 NO BROKERS. Other than with respect to the services of Equitable Securities, Parent's financial advisor, (the arrangements with which have been disclosed to the Company), neither Parent, nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of Parent, the Surviving Corporation or the Company to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiation, execution or performance of this Agreement and Parent is not aware of any claim for any such payment.

                  5.20 BOARD APPROVAL. As of the date hereof, the Board of Directors of Parent has duly approved this Agreement, has determined that the Merger is in the best interests of Parent and its stockholders and has resolved to recommend the approval of the issuance of the Parent Common Stock pursuant to the terms of this Agreement by its stockholders.

                  5.21 TAKEOVER PROVISIONS INAPPLICABLE. As of the date hereof and at all times on or prior to the Effective Date, the Rights Agreement dated as of May 22, 1995 by and between Parent and U.S. Stock Transfer Corporation, as amended (the "Parent Rights Agreement") is, and shall be, inapplicable to the Merger and the transactions contemplated by this Merger Agreement and the Parent Stockholder Support Agreements and a "Distribution Date" as defined in the Parent Rights Agreement has not occurred.

                  5.22 FAIRNESS OPINION. The Board of Directors of Parent has received an opinion of Equitable Securities, its financial advisor, to the effect that the consideration to be paid to the holders of Company Common Stock and Company Preferred Stock pursuant to the Merger is fair to Parent from a financial point of view.

         6. COVENANTS OF PARENT AND THE COMPANY. Each of Parent and the Company covenants and agrees with the other that:

                  6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, unless Parent has consented in writing thereto, the Company (i) shall, and shall cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business and in a manner consistent with past practice, and (ii) shall use its reasonable commercial efforts, and shall cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with it. By way of amplification and not limitation, except as noted above or as contemplated hereby, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

                           (a)      amend or otherwise change its Certificate of
Incorporation or Bylaws;

                           (b)      split, combine, reclassify or amend the
terms of any of its capital stock;

                           (c)      declare, set aside or pay any dividend or
distribution payable in cash, stock or property or any combination thereof with respect to shares of its capital stock (other than pursuant to their terms);

                           (d)      except pursuant to Company Purchase Rights
outstanding on the date hereof, authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any additional shares of its capital stock of any class or any other securities in respect of, in lieu of or in substitution of Company Common Stock outstanding as of the date hereof or any options, warrants, conversion rights or other rights to acquire capital stock of the Company or any of its Subsidiaries;

                           (e)      redeem or otherwise acquire any of its
outstanding equity securities or any outstanding options or rights to purchase any such equity securities or make any commitment to take such action (other than pursuant to their terms);

                           (f)      accelerate, amend or change (or permit any
acceleration, amendment or change of) the period of exercisability of any Company Purchase Right (other than pursuant to the express terms of such Company Purchase Right or pursuant to other contractual obligations to accelerate, amend or change the period of exercisability as disclosed on the Company Disclosure Letter);

                           (g)      sell, pledge, dispose of or encumber any
material assets (including the capital stock of a Subsidiary) of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice and except any encumbrance on the Company's film library to secure indebtedness allowed pursuant to clause (i) below;

                           (h)      acquire (by merger, consolidation or
acquisition of stock or assets) any corporation, partnership or any other business organization or division thereof;

                           (i)      incur any indebtedness for borrowed money,
or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any other Person or entity in excess of $1,000,000;

                           (j)      authorize or make any capital expenditures
or purchase of fixed assets for the Company and its Subsidiaries which are in the aggregate more than $500,000;

                           (k)      increase the compensation or benefits
payable or to become payable to its officers or employees, except in amounts consistent with past practices; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries; or establish any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or consulting or other plan, agreement, trust, fund, plan, policy or arrangement for the benefit of any current or former directors, officers or employees; provided, however, notwithstanding the foregoing, the Company may expend sums not to exceed an aggregate of $450,000 to provide transition bonuses to its employees.

                           (l)      make any change to its accounting (including
tax accounting) methods, principles or practices except for any changes required by GAAP;

                           (m)      make any material tax election inconsistent
with past practices or settle or compromise any material federal, state, local or foreign tax liability;

                           (n)      take or agree to take, any action which
would cause a material breach of any of the representations or warranties of the Company contained in this Agreement or prevent the Company from performing or cause the Company not to perform its covenants hereunder in any material respect;

                           (o)      submit any matters to the stockholders of
the Company for a vote prior to the Closing other than the Merger;

                           (p)      enter into, or permit any of its
Subsidiaries to enter into any production or distribution arrangements, including, without limitation, any joint venture agreements, with a term in excess of one year, without consulting with Parent; or

                           (q)      take any action which to the Company's
knowledge would prevent treatment of the Merger on a pooling of interests basis.

Notwithstanding the foregoing, the parties hereto acknowledge that prior to the Closing, the Company intends to engage in the following transactions: (i) the sale of all or substantially all of the assets used in connection with operation of Showscan/General Cinema Ventures and Showscan Maloney and the dissolution and liquidation of Showscan/General Cinema Ventures and Showscan Maloney in accordance with the terms of the joint venture agreements, respectively; (ii) enter into a new joint venture relationship with United Artists Theater Circuit, Inc. pursuant to the joint venture agreements with United Artists Theater Circuit, Inc. to operate a theater in Austin, Texas; (iii) relocate its principal corporate offices (following consultation with Parent) and to sublease the premises at which its current principal corporate offices are located and
(iv) as set forth on the Company Disclosure Letter in Section 6.1. Nothing contained in this Section 6.1 shall prohibit or otherwise restrict the Company from engaging in these transactions.

                  6.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement or the Effective Time, except as contemplated by this Agreement, unless the Company has consented in writing thereto, which consent shall not be unreasonably withheld, Parent, (i) shall use its reasonable commercial efforts, and shall cause each of its Subsidiaries to use its reasonable commercial efforts, to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with it; (ii) shall not issue any shares of capital stock or securities convertible into shares of its capital stock at less than the fair market value of the stock as determined based on the closing sale price of a share of Parent Common Stock on the National Market System on the day preceding such issuance (other than pursuant to outstanding options and warrants); (iii) shall not amend or otherwise change its Certificate of Incorporation or Bylaws; (iv) shall not split, combine, reclassify or amend the terms of any of its capital stock; (v) shall not declare, set aside or pay any dividend or distribution payable in cash, stock or property or any combination thereof with respect to shares of its capital stock; (vi) shall not take or agree to take any action which would cause a material breach of any of the representations or warranties of Parent contained in this Agreement or prevent Parent from performing or cause Parent not to perform its covenants hereunder in any material respect; (vii) shall not submit any matters to the stockholders of Parent for a vote prior to the Closing other than the Merger and other than the other matters presented to the stockholders of Parent concurrently with the Merger (all of which shall be presented as separate proposals and the passage of such other matters shall not be a condition to approval of the Merger); and (viii) take any action which to Parent's knowledge would prevent treatment of the Merger on a pooling of interests basis.

                  6.3 INSPECTION OF RECORDS. From the date hereof to the earlier to occur of the termination of this Agreement and the Effective Time, each of the Company and Parent shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of the Company and Parent and their respective Subsidiaries. Parent and the Company acknowledge that they are parties to that certain Confidentiality Agreement, dated March 6, 1997 (the "Confidentiality Agreement") the terms and conditions of which shall survive the execution of this Agreement and shall continue to be binding on the parties with respect to the inspections referred to in this Section 6.3 of this Agreement.

                  6.4 STOCKHOLDER APPROVAL. Each of the Company and Parent will take all necessary or appropriate action under the Exchange Act, Delaware Law, the Bylaws of the NASD and other applicable Nasdaq rules and their respective Certificates of Incorporation and Bylaws to call a meeting of its stockholders, which shall be held at the earliest practicable date following the effective date of the Registration Statement, but in no event later than 45 days following the effective date of the Registration Statement, to consider and vote on a proposal to approve this Agreement, the Merger and the transactions contemplated hereby and thereby, will submit the same to its stockholders with a recommendation for approval by the Board of Directors of the Company or Parent, as the case may be, and will solicit the approval thereof by such stockholders by mailing or delivering to each of the stockholders a Proxy Statement as provided for below.

                  6.5      REGISTRATION STATEMENT; PROXY STATEMENT.

                           (a)      As promptly as practicable after the
execution of this Agreement, (i) Parent and the Company shall prepare and file with the Commission (with appropriate requests for confidential treatment) under the Exchange Act a joint proxy statement/prospectus and a form of proxy (such joint proxy statement/prospectus together with any amendments thereof or supplements thereto, in the form or forms delivered to the stockholders of the Company and the stockholders of Parent, the "Proxy Statement") relating to the meeting of the stockholders of the Company and the vote of the stockholders of the

Company with respect to the Merger and the meeting of the stockholders of Parent and the vote of the stockholders of Parent with respect to the issuance of Parent Common Stock in connection with the Merger and (ii) following clearance by the Commission of the Proxy Statement, Parent shall prepare and file with the Commission under the Securities Act a registration statement on Form S-4 (such registration statement, together with any amendments thereof or supplements thereto, the "Registration Statement"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock and Company Preferred Stock pursuant to the Merger. Parent and the Company will cause the Registration Statement and the Proxy Statement to comply in all material respects with the Securities Act and the Exchange Act. Each of Parent and the Company shall use all commercially reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement with the Commission) as promptly as practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or "Blue Sky" laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of Parent and the Company agrees to use all commercially reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the Commission with respect to the Proxy Statement (including each preliminary version thereof) and the Registration Statement (including each amendment thereof and supplement thereto). Each of Parent and the Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Proxy Statement and the Registration Statement, and shall, upon request, furnish the other such party with all information concerning it and its Affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. The Proxy Statement shall include the determination and recommendation of the Board of Directors of the Company that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the determination and recommendation of the Board of Directors of Parent that the stockholders of Parent vote in favor of the approval of the issuance of Parent Common Stock pursuant to this Agreement; provided, however, that the Board of Directors of the Company or Parent may withdraw, modify or change such respective recommendation if either such Board of Directors determines in good faith, based upon the advice of outside counsel, that making such recommendations, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, Parent and the Company shall cause the Proxy Statement to be mailed to their stockholders.

                           (b)      Without limiting the generality of the
foregoing, (i) the Company and Parent shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the Commission on, or of any written or oral request by the Commission for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Commission with respect to any of the foregoing filings.

                           (c)      The information supplied by the Company for
inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, Company Preferred Stock or holders of Parent Common Stock, (iii) at the time of the meeting of the stockholders of the Company or the meeting of the stockholders of Parent and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Affiliates or its or their respective officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent of such event or circumstance.

                           (d)      The information supplied by Parent for
inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (i) at the time the Registration Statement is declared effective, (ii) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of Company Common Stock, Company Preferred Stock or holders of Parent Common Stock, (iii) at the time of the meeting of the stockholders of the Company or the meeting of the stockholders of Parent and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its Affiliates or its or their respective officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company of such event or circumstance.

                  6.6 AGREEMENTS BY AFFILIATED STOCKHOLDERS OF THE COMPANY. The Company shall use reasonable efforts to deliver or cause to be delivered to Parent, from each "affiliate" of the Company, as such term is defined and used in Rule 145 under the Securities Act ("Rule 145 Affiliates") an Affiliate Letter in the form attached hereto as Schedule 6.6. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificate evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

                  6.7 COMFORT LETTER. If requested by Parent, the Company shall use commercially reasonable efforts to deliver to Parent a "comfort" letter from Ernest & Young, LLP, independent public accountants for the Company, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the Effective Time, in form and substance reasonably satisfactory to Parent in connection with the procedures undertaken by it with respect to the financial statements and other financial information of the Company and its Subsidiaries contained in the Proxy Statement and Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                  6.8 TAKEOVER STATUTES. The Company and Parent shall cooperate and take all action reasonably necessary to render inapplicable the prohibitions on business combinations contained in Section 203 of the Delaware Law and eliminate or minimize the validity or applicability to the Merger of any state takeover statute.

                  6.9 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (b) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by the Company and Parent.

                  6.10 REORGANIZATION. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective Subsidiaries shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization with the meaning of Section 368(a) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. In addition, neither Parent, Sub nor the Company shall take a position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code on any Tax Return or otherwise.

                  6.11 CONTINUITY OF INTEREST LETTERS. The Company shall use its reasonable efforts to cause each holder of 5% or more (by value) of Company Common Stock and Company Preferred Stock (determined as of the date hereof) to execute a Continuity-of-Interest Letter in the form attached hereto as Schedule
6.11. Copies of any executed Continuity-of-Interest Letters received shall be delivered to counsel to the Company and Parent, respectively, at the Closing.

                  6.12 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

                  6.13 NOTIFICATION OF CERTAIN MATTERS. The Company shall use reasonable good faith efforts to promptly give written notice to Parent and Parent shall use reasonable good faith efforts to promptly give written notice to the Company, upon becoming aware of the occurrence or, to its Knowledge, respectively, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and use its reasonable good faith efforts to prevent or promptly remedy the same.

                  6.14 LEGAL ACTION. In the event that a preliminary or permanent injunction or other order, decree or ruling is issued by any court of competent jurisdiction or by any governmental, administrative or regulatory agency or commission in the United States which prohibits the consummation of the Merger and shall be in effect, each party agrees to use its reasonable efforts to have such injunction lifted.

                  6.15 PUBLICITY. The Company and Parent shall, subject to their respective legal obligations of public companies, use reasonable efforts to agree upon the text of any press release relating to the Merger or the transactions contemplated by this Agreement; provided, however, if the parties hereto are unable to agree upon the text of any such press release, nothing herein shall require any party to obtain the consent of any other party to the release of any such press release which, upon the advice of outside legal counsel, such party determines in good faith is required to be issued by applicable law or the rule and regulations of the NASD.

                  6.16 ALTERNATIVE PROPOSALS. Prior to the earlier to occur of the termination of this Agreement and the Effective Time, the Company agrees
(a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries, taken as a whole; or
(ii) 25% or more of the outstanding voting power of the capital stock of the Company, (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal; and (b) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.16 shall prohibit the Board of Directors of the Company from
(i) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide offer or proposal with respect to an Alternative Proposal, if, and only to the extent that (A) the Board of Directors determines in good faith, after advice of its outside counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person (provided nothing herein shall require the Company to identify such Person); and (ii) to the extent applicable, taking and disclosing to the Company's stockholders a position with regard to a tender or exchange offer contemplated by Rules 14d-9 or 14e-2 or promulgated under the Exchange Act and making such disclosure to the Company's stockholders as may be required under applicable law. Nothing in this Section
6.16 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 10.1 hereof), (y) permit any party to enter into any agreement for an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any Person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of any party under this Agreement.

                  6.17 INDEMNIFICATION AND INSURANCE. From and after the Effective Time,

                           (a)      Parent shall cause the Surviving Corporation
to, and the Surviving Corporation shall, include as part of its Certificate of Incorporation and Bylaws provisions relating to the indemnification of all current and former directors, officers, employees and agents of the Company which are no less favorable than the provisions contained in the Company's Certificate of Incorporation and Bylaws. Such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions which occur in connection with the transactions contemplated by this Agreement), unless such modification is required by law.

                           (b)      The Company shall, to the fullest extent
permitted under applicable law or under the Company's Certificate of Incorporation or Bylaws and regardless of whether the Merger becomes effective, indemnify and hold harmless and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any act or omissions occurring at or prior to the Effective Time, in each case for a period of six years after the date hereof; provided, however, in no event shall Parent be obligated to provide indemnity to the Indemnified Parties pursuant to clause (y) immediately above which in the aggregate is in excess of $10,243,000. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case this limitation shall not apply.

                           (c)      For a period of six years after the
Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' insurance policy on terms no less favorable than those now applicable to directors and officers of the Company; provided, however, that Parent and the Surviving Corporation may substitute therefor policies of insurance containing terms and conditions that are no less advantageous to such covered persons or provide for such coverage under Parent's directors' and officers' liability insurance policy (a copy of which has been made available to the Company) if Parent's policy provides, subject to the last sentence of this Section 6.17(c), at least the same coverage and amounts and on terms and conditions that are no less favorable to covered persons than the Company's current policy. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be required to maintain such policies to the extent the premium therefore exceeds 200% of the annual premiums currently paid by the Company in respect of the current policy or policies (the "Maximum Amount") but in such case shall purchase as much comparable coverage as available for the Maximum Amount.

                  6.18 APPOINTMENT OF COMPANY NOMINATED DIRECTORS. Parent hereby agrees to appoint, immediately after the Effective Time, Messrs. Moss, DiBenedetto and Hall ("Company Nominated Directors") to serve as directors on Parent's Board of Directors in the Class of Directors and to serve as members of that committee of Parent's Board of Directors each as set forth opposite each Company Nominated Directors' name on Schedule 6.18, all in accordance with Parent's Bylaws until such time as their successors have been duly elected or appointed and qualified or until the earlier death, resignation or removal of such director in accordance with Parent's Bylaws.

         7. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  7.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote or written consent of the stockholders of the Company and the issuance of the shares of Parent Common Stock pursuant to the terms of this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Parent.

                  7.2 NO LEGAL ACTION. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States which prohibits the consummation of the Merger shall be in effect.

                  7.3 REGISTRATION STATEMENT EFFECTIVE. The Registration Statement shall have become effective and shall not be subject to a "stop order," and no action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof shall have been initiated and be continuing.

                  7.4 LISTING OF ADDITIONAL SHARES ON THE NASDAQ NATIONAL MARKET. The shares of Parent Common Stock issued in connection with the Merger shall have been approved for listing on the Nasdaq National Market subject to oral notice of official issuance.

                  7.5 PERMITS AND APPROVALS. All material filings, registrations, covenants, permits, authorizations and regulatory approvals of governmental authorities necessary for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect.

                  7.6 ACCOUNTING TREATMENT. Each of Parent and the Company shall have received letters (the "Pooling Letters"), dated as of the Effective Date, from Ernst & Young, LLP, regarding such firm's concurrence with Parent's management's and the Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Opinion No. 16 if closed and consummated in accordance with this Agreement.

         8. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to effect the Merger are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing in whole or in part by Parent:

                  8.1 REPRESENTATIONS, COVENANTS, CERTIFICATE. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company herein contained shall be true in all material respects as of the date of this Agreement and the Effective Time except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time and except for such inaccuracies which do not in the aggregate have a Material Adverse Effect.

                  8.2 NO ADVERSE CHANGE. Since the date hereof, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  8.3 CERTAIN LEGAL MATTERS. There shall not have been any statute, rule, regulation or order promulgated, enacted, entered, enforced or deemed applicable to the Merger by any United States federal or state government or governmental authority, nor shall there be in effect an order or judgment entered by any United States federal or state court, which (i) would make the consummation of the Merger illegal or would materially delay the Effective Time,
(ii) would require the divestiture by Parent, the Company or any of their respective Subsidiaries of any of the shares of Company Common Stock or of a material portion of the business, assets, or property of either Parent or any of its Subsidiaries, or of the Company or any of its Subsidiaries, or impose any material limitation on the ability of any of them to conduct their respective businesses and own their respective assets or property, or (iii) impose any limitations on the ability of Parent, directly or indirectly, to control in any material respect the business or operations of the Company, or any of its Subsidiaries.

                  8.4 TAX OPINION AND CERTIFICATES. At the Closing, the Company and Parent shall deliver Tax Matters Certificates to counsel to Parent, which certificates shall be substantially in the form of Schedules 8.4(a) and 8.4(b) attached hereto, respectively (the "Tax Matters Certificates"). At the Closing, Parent shall have received a written opinion from its counsel, dated the Closing Date, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the Company, Parent and Sub will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (ii) no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger, and (iii) no stockholder of the Company will recognize gain or loss on the exchange of Company Common Stock or Company Preferred Stock solely for Parent Common Stock in the Merger. Such counsel shall, in rendering such opinions, be entitled to rely on reasonable representations and assumptions from officers of the Company and Parent related thereto.

                  8.5 CERTIFICATE. Parent shall have received a certificate of the Company dated the Effective Time, signed by a senior officer of the Company, certifying that (i) all representations and warranties of the Company were true and correct in all material respects when made and are true and correct in all material respects on the Effective Time as if made on the Effective Time, and (ii) the Company has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  8.6 RESIGNATION OF COMPANY OFFICERS AND DIRECTORS. Prior to the Effective Time, each of the members of the Board of Directors of the Company and its Subsidiaries shall have executed letters of resignation which shall become effective as of the Effective Time.

         9. ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing, in whole or in part, by the Company:

                  9.1 REPRESENTATIONS, COVENANTS, CERTIFICATE. Parent and Sub shall have performed in all material respects their respective agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Parent and Sub herein contained shall be true and correct in all material respects as of the date of this Agreement and the Effective Time except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time and except for such inaccuracies which do not in the aggregate have a Material Adverse Effect.

                  9.2 CERTAIN LEGAL MATTERS. There shall not have been any statute, rule, regulation or order promulgated, enacted, entered, enforced or deemed applicable to the Merger by any United States federal or state government or governmental authority, nor shall there be in effect an order or judgment entered by any United States federal or state court, which would make the consummation of the Merger illegal or would materially delay the Effective Time.

                  9.3 TAX OPINION AND CERTIFICATES. At the Closing, the Company and Parent shall deliver the Tax Matters Certificates to counsel to the Company. At the Closing, the Company shall have received a written opinion from its counsel, dated the Closing Date, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger, and (iii) no stockholder of the Company will recognize gain or loss on the exchange of Company Common Stock or Company Preferred Stock solely for Parent Common Stock or Parent Preferred Stock in the Merger. Such counsel shall, in rendering such opinions, be entitled to rely on reasonable representations and assumptions from officers of the Company and Parent related thereto.

                  9.4 CERTIFICATE. The Company shall have received a certificate of Parent dated the Effective Time, signed by a senior officer of Parent, certifying that (i) all representations and warranties of Parent and Sub were true and correct in all material respects when made and are true and correct in all material respects on the Effective Time as if made on the Effective Time, and (ii) Parent and Sub has performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  9.5 NO ADVERSE CHANGE. Since the date hereof, there shall not have occurred any change in the financial condition, business or operations of Parent and its Subsidiaries, that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         10.      TERMINATION.

                  10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

                           (a)      by mutual written consent duly authorized by
the Boards of Directors of Parent and the Company; or

                           (b)      by either Parent or the Company, if the
Merger shall not have been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or a substantial contributor to the failure of the Merger to occur on or before such date); or

                           (c)      by either Parent or the Company, if a court
of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that (i) if the party seeking to terminate this Agreement pursuant to Section 10.1 is subject to such order, decrees or ruling, it shall have used all reasonable efforts to have such order, decree or ruling removed and (ii) the right to terminate this Agreement under this Section 10.1 shall not be available to any party who has not complied with its obligations under Section
6.12 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

                           (d)      by action of the Board of Directors of the
Company (i) following receipt of an Alternative Proposal if (a) the Board of Directors of the Company determines in good faith, after advice of outside counsel, that such action is necessary in order to fulfill its fiduciary duties to stockholders imposed by law, and if (b) such Board of Directors is then in receipt of a written opinion from its financial advisor that such Alternative Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement; provided, however, prior to any such termination, the Company notifies Parent promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to an Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of such action; or (ii) if the Board of Directors of Parent shall have withdrawn or modified in a manner materially adverse to the Company its approval of this Agreement or the Merger or recommendation of the issuance of the Parent Common Stock pursuant to the terms of this Agreement or the Merger.

                           (e)      by action of the Board of Directors of
Parent if the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger.

                           (f)      by Parent or the Company, if, at a duly held
meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting as a single class) shall not have approved the Merger and this Agreement;

                           (g)      by Parent or the Company, if, at a duly held
meeting of the stockholders of Parent (including any adjournment thereof) held for the purpose of voting on the issuance of the Parent Common Stock in connection with the Merger, the requisite vote of a majority of the holders of the outstanding shares of Parent Common Stock shall not have approved such issuance.

                  10.2     OPTION TO PURCHASE.

                           (a)      The Company hereby grants to Parent an
irrevocable option (the "Option") to purchase for an amount equal to $4.14 per share (the "Per Share Price") in cash up to 330,714 authorized but unissued shares of Company Common Stock (the "Optioned Shares"). The Option shall expire (such event being referred to herein as the "Option Termination Event") if not exercised as permitted under this Agreement prior to the earlier of (i) the Effective Time, (ii) termination of this Agreement in accordance with the provisions of Section 10.1(a), 10.1(b), 10.1(c), 10.1(d)(ii), 10.1(f) (unless prior to the date of the meeting referred to therein an Alternative Proposal is publicly announced) or 10.1(g) or (iii) the first business day after the three hundred and sixty-fifth calendar day following termination of this Agreement for any reason pursuant to 10.1(d)(i), 10.1(e) or 10.1(f) (if prior to the date of the meeting referred to therein an Alternative Proposal is publicly announced); provided, however, that in the event that the exercise of the Option shall be subject to any injunction prohibiting its exercise such period shall be extended for a period of sixty days following the removal of any such injunction.

                           (b)      Provided that (i) no preliminary or
permanent injunction or other order issued by any Federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option or the delivery of the Optioned Shares shall be in effect and (ii) any such exercise shall otherwise be subject to compliance with applicable law, Parent may exercise the Option in whole or in part at any time or from time to time after the occurrence of both an Initial Triggering Event and a Purchase Event (as defined in Section 10.2(d)) if, but only if, both the Initial Triggering Event and the Purchase Event shall have occurred prior to the occurrence of an Option Termination Event. In the event that Parent wishes to exercise the Option, Parent shall give written notice of such exercise (the date of such notice being herein called the "Notice Date") within 30 days following such Purchase Event to the Company specifying the number of Optioned Shares it will purchase pursuant to such exercise and a place and date for the closing of such purchase.

                           (c)      At any closing of the exercise of the
Option, (i) Parent will make payment to the Company of the aggregate price for the Optioned Shares in immediately available funds, in an amount equal to the product of the Per Share Price multiplied by the number of Optioned Shares being purchased at such closing and (ii) the Company will deliver to Parent a duly executed certificate or certificates representing the number of Optioned Shares so purchased, registered in the name of Parent or its nominee in the denominations designated by Parent in its notice of exercise.

                           (d)      For the purposes this Section 10.2, an
"Initial Triggering Event" shall have occurred at such time as one of the following events shall have occurred and Parent shall have determined in good faith (and shall have notified the Company in writing of such determination) that there is a reasonable likelihood that, as a result of the occurrence of any of the following events, consummation of the Merger pursuant to the term of this Agreement is jeopardized: (i) any Person as defined in Sections (a)(9) or 13(d)(3) of the Exchange Act (other than Parent or any Subsidiary of Parent) shall have commenced a bona fide offer to purchase shares of Company Common Stock such that, upon consummation of said offer, such Person would own or control 10% or more of the outstanding shares of Company Common Stock, or shall have entered into an agreement to (A) merge or consolidate or enter into any similar transaction, with the Company, or (B) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of the Company; (ii) any Person (other than Parent or any Subsidiary of Parent) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the Company Common Stock (the term "beneficial ownership" for purposes of this Section 10.2(d) having the meaning assigned thereto in Section 13(d) of the Exchange
Act); (iii) any Person (other than Parent or any Subsidiary of Parent) shall have made a bona fide proposal to the Company after the date of this Agreement by public announcement or written communication to (A) acquire the Company by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described herein; (iv) any Person shall have solicited proxies in a proxy solicitation subject to Regulation 14A under the Exchange Act in opposition to approval of this Agreement by the Company's stockholders; (v) or any Person shall have willfully breached any provision of this Agreement, which breach would entitle Parent to terminate this Agreement and such breach shall not have been cured pursuant to the terms of this Agreement and prior to Parent's request under this Section 10.2. For purposes of this Section 10.2, a "Purchase Event" shall have occurred at such time as the Company is obligated to pay to Parent the Company Termination Fee set forth in Section 10.3(a)(i).

                           (e)      At any time commencing upon the occurrence
of a Purchase Event at Parent's or Company's request, the Company shall pay to Parent an amount equal to the difference between the "market/tender offer" price for shares of Company Common Stock (defined as the higher of the average price per share at which a tender or exchange offer has been made or the highest reported sale price for shares of Company Common Stock on the date Parent or the Company gives notice of the required payment under this Section 10.2) and the Per Share Price, as adjusted pursuant to Section 10.2(f) which difference shall be multiplied by the total number of Optioned Shares as to which the Option has not theretofore been exercised, as adjusted pursuant to Section 10.2(f), but only if the market/tender offer price is greater than such exercise price. In the event that the Company makes a payment directly to Parent of the amounts provided for in this Section 10.2(e), such payment shall extinguish all other rights of Parent under this Option but shall not affect the rights of Parent under the Agreement or otherwise.

                           (f)      If between the date of this Agreement and
the Effective Time, the shares of the Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of Optioned Shares and the Per Share Price shall be adjusted appropriately so as to restore Parent to its rights hereunder, at an adjusted per share purchase price equal to the Per Share Price multiplied by a fraction, the numerator of which shall be equal to the number of shares of the Company Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Company Common Stock purchasable after the adjustment; provided, however, that nothing in this Option shall be construed as permitting the Company to take any action or enter into any transaction prohibited by this Agreement.

                           (g)      The Company shall, if requested by Parent,
as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Company Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Parent. Parent shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of two hundred and seventy calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this
Section 10.2 shall be at the Company's expense except for all agency fees and commissions and underwriting discounts and commissions attributable to the sale of such securities, which amounts shall be borne by Parent. In no event shall the Company be required to effect more than one registration hereunder regardless of the number of assignees. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required if the Company determines that any such filing or the offering of any such shares of Company Common Stock would (i) impede, delay or otherwise interfere with any financing, offer or sale of Company Common Stock or any other securities of the Company, or (ii) require disclosure of material information which, if disclosed at that time, would be materially harmful to the interests of the Company and its shareholders. If requested by Parent in connection with any such registration, the Company will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Parent or an assignee thereof under this Section 10.2(g) the Company agrees to send a copy thereof to Parent and to any assignee thereof known to the Company, in each case by promptly mailing the same, postage prepaid, to the address of record of the Persons entitled to receive such copies.

                  10.3     EFFECT OF TERMINATION.

                           (a)      The Company shall pay Parent a fee of
$1,500,000 (the "Company Termination Fee") in the event that (i) this Agreement is terminated pursuant to (x) Section 10.1(d)(i) or 10.1(e), or (y) Section 10.1(f) if prior to the meeting of the stockholders of the Company contemplated pursuant to Section 6.4 an Alternative Proposal is publicly announced and the Company consummates such Alternative Proposal within 12 months of the termination of this Agreement pursuant to Section 10.1(f), or (ii) the condition set forth in Section 7.6 is not satisfied as a result of either (x) false or inaccurate statements made by the Company in the representation letter delivered by the Company to Ernst & Young or (y) a sale or other transfer after the date hereof of the capital stock of the Company or of Parent by an "affiliate" of the Company, as such term is defined and used in Accounting Series Releases 130 and 135, as amended; or (z) any action taken by the Company subsequent to the date of this Agreement. The Company Termination Fee shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of
Section 10.1(d) if applicable, or otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 10.3(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.3(a) and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.3(a) the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

                           (b)      Parent shall pay the Company a fee of
$1,500,000 (the "Parent Termination Fee") in the event that (i) this Agreement is terminated pursuant to Section 10.1(d)(ii), or (ii) the condition set forth in Section 7.6 is not satisfied as a result of either (x) false or inaccurate statements made by Parent in the representation letter delivered by Parent to Ernst & Young; or (y) a sale or other transfer after the date hereof of the capital stock of Parent by an "affiliate" of Parent, as such term is defined and used in Accounting Series Releases 130 and 135, as amended; or (z) any action taken by Parent subsequent to the date of this Agreement. The Parent Termination Fee shall be payable by wire transfer of same day funds within two business days after such amount becomes due. Parent acknowledges that the agreements contained in this Section 10.3(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 10.3(a) and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 10.3(a) Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 10% per annum.

                           (c)      If this Agreement is terminated pursuant to
Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Section 6.8, the last sentence of Section 6.3 and Sections 10.3(a) and 10.3(b) shall survive the termination hereof and (b) if termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and their stockholders' meetings and consents.

         11.      MISCELLANEOUS PROVISIONS.

                  11.1 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in Person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (ii) above, on the date transmitted provided receipt is confirmed by telephone:

                           (a)      if to Parent to:

                                    Iwerks Entertainment, Inc.
                                    4540 West Valerio Street
                                    Burbank, California 91505
                                    Attention: Roy A. Wright
                                    Telecopy No.: (818) 841-6192

                                    With copies to:

                                    Troop Meisinger Steuber & Pasich, LLP
                                    10940 Wilshire Boulevard, Suite 800
                                    Los Angeles, California 90024
                                    Attention: C.N. Franklin Reddick III, Esq.

                                    Telecopy No.: (310) 443-8512

                              (b)   if to the Company to:

                                    Showscan Entertainment Inc.
                                    3939 Landmark Street
                                    Culver City, California 90232-2315
                                    Attention: Dennis Pope
                                    Telecopy No.: (310) 280-0476

                                    With copies to:

                                    Latham & Watkins
                                    75 Willow Road
                                    Menlo Park, California
                                    Attention: Peter Kerman, Esq.
                                    Telecopy No.: (415) 463-2600

or at such other address as may have been furnished by such Person in writing to the other parties.

                  11.2 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, Parent and Sub contained herein shall expire with, and be terminated and extinguished at the Effective Time. Neither the Company, Parent nor Sub shall be under any monetary or other liability whatsoever with respect to any breach of a representation or warranty contained herein or in or with respect to any certificate or other document delivered pursuant hereto, and the sole consequence of any such breach shall be limited to the failure to satisfy a condition set forth in Sections 8 and 9 hereof, as applicable, and the termination right provided for in Section
10.1 hereof, in each case to the extent applicable according to such Section's express terms.

                  11.3 SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

                  11.4 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement and each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby constitutes an integral part of this Agreement.

                  11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED BOTH AS TO VALIDITY AND PERFORMANCE AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF.

                  11.6 WAIVER OF JURY TRIAL. The parties hereto each waives any right to have a jury participate in resolving any dispute whether sounding in contract, tort, or otherwise arising out of, connected with, related to or incidental to the relationship established between them pursuant to this Agreement. Instead, any disputes resolved in court will be resolved in a bench trial without a jury.

                  11.7 NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or any provisions hereof.

                  11.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  11.9 COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

                  11.10 SUCCESSORS AND ASSIGNS. None of the parties hereto may assign their rights or obligations hereunder to any other person without the prior written consent of the other parties hereto. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

                  11.11 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company, but after any such approval, no amendment shall be made which changes the Per Share Consideration, or which is otherwise not permitted by the Delaware Law, without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  11.12 WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, at any time before or after approval hereof by the stockholders of the Company, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                  11.13 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  11.14 ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other schedules referred to in this Agreement and the Confidentiality Agreement contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

                  11.15 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

                  11.16 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 2, 6.10, 6.12, 6.17 and 6.18 and this Article 11.

                  11.17 NO THIRD PARTY BENEFICIARIES. The Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation by way of subrogation, other than Section 2.6 (which is intended to be for the benefit of the holders of Company Purchase Rights and Convertible Notes) and Section 6.17 (which is intended to be for the benefit of the Indemnified Parties).

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                   IWERKS ENTERTAINMENT, INC.
                                   A DELAWARE CORPORATION


                                   By: /s/ Roy A. Wright
                                      --------------------------------
                                      Name: Roy A. Wright
                                      Title: Chief Executive Officer


                                   SHOWSCAN ENTERTAINMENT INC.
                                   A DELAWARE CORPORATION


                                   By: /s/ Dennis Pope
                                      --------------------------------
                                      Name: Dennis Pope
                                      Title: President and Chief
                                             Executive Officer


                                   IWK-1 MERGER CORPORATION
                                   A DELAWARE CORPORATION

                                   By: /s/ Roy A. Wright
                                      --------------------------------
                                      Name: Roy A. Wright
                                      Title: Chief Executive Officer